April 2010

Pricing Sheet No. 374 dated April 27, 2010 relating to
Preliminary Terms No. 374 dated April 23, 2010 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – APRIL 27, 2010
Issuer:	Morgan Stanley
Maturity date:	May 31, 2011
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$3,720,000
Payment at maturity:
▪  If the final index value is less than the initial index value,
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final index value is greater than or equal to the initial index value,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	2,006.25, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	May 25, 2011, subject to adjustment for certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$11.20 per Bear Market PLUS (112% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	April 27, 2010
Original issue date:	April 30, 2010 (3 business days after the pricing date)
CUSIP:	61759G406
ISIN:	US61759G4064
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Bear Market PLUS	$10	$0.20	$9.80
Total	$3,720,000	$74,400	$3,645,600
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each Bear Market PLUS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” on page 7 of the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The “NASDAQ®,” “NASDAQ-100®” and “NASDAQ-100 Index” are trademarks of The Nasdaq OMX Group, Inc. and have been licensed for use by Morgan Stanley.  The Bear Market PLUS are not sponsored, endorsed, sold or promoted by The Nasdaq OMX Group, Inc., and The Nasdaq OMX Group, Inc. makes no representation regarding the advisability of investing in the Bear Market PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Terms No. 374 dated April 23, 2010
Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The Bear Market PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.